Catalyst Funds

Distribution Agreement

Schedule A

Portfolios and Fee Schedule

Amendment 3 – December 30, 2009

This Amendment will serve to update the portfolios covered by the Catalyst Funds Distribution Agreement dated April 28, 2006. All other terms of the agreement remain unchanged.

Portfolios covered by the Distribution Agreement on Schedule A:

Catalyst Value Fund

            Catalyst High Income Fund

Catalyst Total Return Income Fund

Catalyst Rising Dividend Income Fund

Catalyst/Groesbeck Growth of Income Fund

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the day and year first above written.

Catalyst Funds

By:

Jerry J. Szilagyi,

Jerry J. Szilagyi, Trustee

Catalyst Capital Advisors LLC

By:

Jerry J. Szilagyi,

Jerry J. Szilagyi, Member

Matrix Capital Group

By:

Christopher F. Anci

Christopher F. Anci, President